Exhibit 99.1

              ViewCast Reduces Debt by Over $9.2 Million

          Ardinger Debt Conversion Strengthens Balance Sheet


    PLANO, Texas--(BUSINESS WIRE)--Dec. 12, 2006--ViewCast Corporation (OTCBB: VCST), a leading global provider of high-quality audio and video communication products, today announced that H. T. (Horace) Ardinger, former chairman of the board and a principal shareholder of ViewCast Corporation, and the Ardinger Family Partnership, Ltd. have agreed to the conversion of $9,259,582 outstanding debt.

    The terms of the conversion call for a combination of the issuance of 80,000 shares of unregistered convertible preferred stock with each share having a stated value of $100.00 with voting rights on an "as converted" basis with the common stock and the issuance of 2,862,687 shares of unregistered common stock. In conjunction, a seven year warrant was issued to purchase up to 2,500,000 shares of Common Stock at an exercise price of $0.48 per share. The preferred stock provides for a conversion option to common stock at $0.60 per share of ViewCast common stock with an early conversion discount of 15% during the first twenty-four months. ViewCast and Ardinger also entered into a registration rights agreement.

    In addition, the parties entered into an amended and restated loan and security agreement for the remaining $1.25 million primary principal and $3.89 million of accrued interest or secondary principal which shall be due December 31, 2009 subject to certain earlier payment conditions. The primary principal amount will bear interest per annum equal to the prime rate plus one percent (1%); provided, however, that this rate shall not exceed nine and one-half percent (9.50%) prior to December 31, 2007. Interest on the unpaid accrued interest amount shall accrue based on the effective Applicable Federal Rate and shall be paid in full on the maturity date. The new note is secured by all the existing liens securing any of the prior outstanding debt.

    "For a number of years, Mr. Ardinger has provided guidance and financial support for ViewCast during the company's formative years and initial growth phase. During this time, ViewCast has become widely regarded as a leading global provider of high-quality audio and video communication products," said George Platt, chief executive officer.

    "ViewCast is gaining momentum," said Ardinger. "I am excited about the business prospects for ViewCast, and the time was right to convert the debt to provide further momentum for the company by strengthening its balance sheet. I am confident that the steps management is taking will position ViewCast for continued growth in 2007 and beyond."

    "Over the last few years we have made progress in reducing debt, increasing revenues and monitoring expenses to improve ViewCast's financial position," said Laurie Latham, chief financial officer and senior vice president finance & administration. "This debt conversion and the recent signing of the original equipment manufacturing (OEM) agreement with a global network leader are two significant accomplishments for ViewCast this year. Besides improving the balance sheet, the company will save a substantial amount in interest expense. We believe that the completion of these transactions will result in moving ViewCast into a new growth phase for the years to come."

    The common stock, warrants and convertible preferred stock issued in this transaction have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. This notice shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

    About ViewCast Corporation:

    ViewCast develops video and audio communication products for delivering content dynamically via a variety of network types and protocols. These products include Osprey(R) Video capture cards, Niagara(R) video encoders/servers and ViewCast(R) IVN enterprise software and systems. Our products address the video capture, processing and delivery requirements for a broad range of applications and markets.

    Visit the company's Web site (http://www.viewcast.com) for more information.

    Safe Harbor Statement

    Certain statements, including those made by Horace Ardinger, George Platt and Laurie Latham may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause the actual results to differ materially include, without limitation, the following: the ability of the company to service its debt; continued losses by the company; the ability of the company to develop and market new products as technology evolves; the ability of the company to access capital; increased competition in the video communications; the ability of the company to meet governmental regulations; and the ability of the company to obtain and enforce its patents. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.

    ViewCast, Osprey, Niagara and Niagara SCX are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries

    All trademarks are property of their respective holders.

    CONTACT: Media Contact:
             ViewCast Corporation
             Wendy Moore, 972-488-7200
             Marketing Communications Manager
             wendym@viewcast.com
             or
             Investor Contact:
             Michael A. Burns & Associates
             Virginia Stuart, 214-521-8596
             Director of Investor Relations
             vstuart@mbapr.com